Item 7. Financial Statements and Exhibits.

July 28, 1997
(N)
NYSE: STR
97-10

Contact: R. Curtis Burnett
(801) 324-5541


         QUESTAR REPORTS SECOND-QUARTER, FIRST-HALF EARNINGS

SALT LAKE CITY - Questar Corp.'s (NYSE:STR) net income was lower for the second quarter of 1997 while remaining above last year's level for the six months ended June 30.
      The integrated energy-services company reported net income of $13.6 million, or $.32 per share, in the second quarter of this year versus $16.1 million, or $.39 per share, in the prior-year period. Earnings for the first half of 1997 were $54.6 million, or $1.32 per share, compared with $50.7 million, or $1.24 per share, a year earlier.
      R.D. Cash, Questar chairman, president and chief executive officer, said continued strong customer growth in the retail distribution business and higher natural gas production and prices were offset by several short-term "anomalies."
       "While our earnings were higher than expected in the first quarter and lower in the second quarter, we are generally where we planned to be at midyear, and we remain confident about our prospects for the full year," he said.
Market Resources
      Net income for Questar's Market Resources group was $8.4 million in the second quarter of 1997 compared with $8.9 million a year earlier. The group conducts exploration and production, gas gathering and processing, wholesale energy trading and retail energy services.
      Gas production rose 29% to 11.9 billion cubic feet (Bcf) from 9.2 Bcf in the 1996 quarter, primarily reflecting gas reserves and properties acquired in the third quarter of 1996. Gas prices increased 12% to an average of $1.60 per thousand cubic feet (Mcf) compared with the year-earlier average price of $1.43 per Mcf. The group's oil and natural-gas-liquids production increased 32% to 748,000 barrels with an average price of $18.46 per barrel compared with $18.43 a year earlier.
      However, improved second-quarter performance by the group's exploration and production subsidiaries was offset by several factors: energy-trading losses amounting to $156,000 due to increased competition and smaller margins; start-up costs incurred by a retail energy-services subsidiary; and lower activity and income from development drilling on behalf of Questar's retail gas-distribution utility.
      For the first half of 1997, Market Resources' net income was $20 million versus $18.2 million for the year-earlier period.
Regulated Services
      Net income for Questar's Regulated Services group - which conducts retail gas distribution and interstate transmission and storage - was $2.9 million in the second quarter of 1997, down from $4.9 million in the year-earlier period.
      Mountain Fuel Supply Co. - a retail gas-distribution utility - recorded a $2.6 million loss during the current-year quarter following a $617,000 loss in the 1996 period. The utility's 1996 second-quarter loss was reduced by several non-recurring items, including a $1.2 million before-tax gain from the sale of company facilities.
      Although total deliveries were 4% higher in the 1997 quarter, Mountain Fuel's results were affected by higher operating and maintenance expenses associated with continuing record customer growth and other factors. The utility's customer base grew to 622,000 on June 30, 1997, a 4.1% annual rate that is among the highest in the industry. A $2.85 million annual rate reduction also went into effect during the first quarter.
      Questar Pipeline Co., a natural gas-transmission and storage subsidiary, had net income of $5.5 million during the 1997 quarter, virtually the same as a year earlier. Total transportation volumes increased 3% to 64.6 million decatherms, and gas-storage revenues were higher.
      For the six-month period, Regulated Services earned $31.5 million, 9% higher than for the first half of 1996. Mountain Fuel earned $19.7 million and Questar Pipeline $11.8 million compared with $18.2 million and $10.8 million, respectively, a year earlier.
Other Operations
      Questar's other operations, including a communications/technology company and corporate activities, earned $2.3 million in the second quarter, the same as the 1996 quarter. Net income was augmented by the sale of shares in Nextel Communications Inc. (a communications-technology company) that generated a $1.8 million after-tax gain in 1997 compared with $1.9 million in the 1996 quarter. First-half net income was $3.1 million versus $3.5 million for the comparable year-earlier period.
      Questar is an integrated energy-services company with $1.8 billion in assets distributed between regulated services, such as retail natural gas distribution and interstate gas transportation, and market-resources activities, including gas-and-oil exploration and production, wholesale and retail energy marketing, gas gathering and other field services.
      The news release contains some forward-looking statements about the future operations and expectations of Questar Corp. and subsidiaries. According to management, these statements are made in good faith and are reasonable expectations of the company's expected performance at the time. Actual results may vary from management's stated expectations and projections due to a variety of factors.

                                                 1997             1996
                                                     (unaudited)
Three months ended June 30
Revenues                                    $151,453,000     $148,968,000
Operating income                              23,448,000       25,169,000
Net income                                   $13,607,000      $16,068,000

Earnings per common share                           $.32             $.39

Average common shares outstanding               41,088,000     40,789,000

Six months ended June 30
Revenues                                     $509,831,000     $374,691,000
Operating income                               95,370,000       86,230,000
Net income                                    $54,581,000      $50,664,000

Earnings per common share                           $1.32            $1.24

Average common shares outstanding              41,067,000       40,753,000

Twelve months ended June 30
Revenues                                     $953,121,000     $669,477,000
Operating income                              180,763,000      152,940,000
Net Income                                   $102,062,000      $92,815,000

Earnings per common share                           $2.47            $2.27

Average common shares outstanding              40,993,000        40,690,000

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